Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Silver Spike Acquisition Corp. on Amendment No.1 to Form S-4 (File No. 333-252186) of our report dated March 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements  of Silver Spike Acquisition Corp. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from June 7, 2019 (inception) through December 31, 2019, which report appears in Annex I in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
March 11, 2021